EXHIBIT 3.2a

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation: Green Mountain Capital, Inc.

2.	The articles have been amended as follows: (provide article numbers, if available):

Article I of the Articles of Incorporation of the corporation is deleted in its entirety and the following is substituted therefor:

”Article 1. Name of Corporation: The name of the corporation is IT Group Holdings Inc.”

Article 3 of the Articles of Incorporation of the corporation is deleted in its entirety and following is substituted therefore:

“Article 3. Shares: Number of shares with par value: 1,010,0000,000

Par value: $0.0001.”

Paragraph numbered 1. of the Continuation for Articles of Incorporation for Green Mountain Capital, Inc. (the “Company”)is deleted and the following is substituted therefore:

“1. Authorized Stock. The total number of shares of stock which the Company shall have authority to issue is 1,010,000,000, consisting of 1,000,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favour of the amendment is: 51%

4.	Effective date of filing (optional): February 26, 2007 (must not be later than 90 days after the certificate is filed)

5.	Officer Signature (required): /s/ Fredrik Verkroost

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.